EXHIBIT 99.1

Table of Contents

DOWNEY FINANCIAL CORP.
N E W S R E L E A S E	For further information contact: Tomas E. Prince Chief Financial Officer (949)509-4440

DOWNEY FINANCIAL CAPITAL TRUST I TO REDEEM ALL OUTSTANDING 10% CAPITAL SECURITIES

          Newport Beach, California — June 23, 2004. Downey Financial Corp. (NYSE: DSL) announced today that Downey Financial Capital Trust I (NYSE: DFT), its subsidiary, will redeem all of its outstanding $120 million 10% Capital Securities (CUSIP No. 261016-208).

          The redemption date for the Capital Securities will be July 23, 2004 at a price equal to 100% of the $25.00 liquidation amount of each Capital Security, plus accrued and unpaid distributions thereon from the last quarterly distribution paid on June 15, 2004. The Capital Securities redemption price will become due and payable and distributions will cease to accrue on July 23, 2004. In order to receive payment of the redemption price, the Capital Securities certificates must be presented and surrendered to Wilmington Trust Company, which acts as a trustee for Downey Financial Capital Trust I.

          This redemption is being funded from a portion of the net proceeds of a new $200 million 6 1/2% 10-year senior notes offering issued by Downey Financial Corp. today. The remaining net proceeds from the issue will be used for general corporate purposes, which may include advances to or investments in subsidiaries, working capital and capital expenditures.

          Downey Financial Corp. is the parent company of Downey Savings and Loan Association, F.A., with assets of $13.5 billion and 168 branches throughout California and three in Arizona.

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filing of Downey Financial Corp., including its Annual Report on Form 10-K for the year ended December 31, 2003, and particularly the discussion of risk factors within such documents.